Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated January 8, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PA71

Principal Amount (in Specified Currency): $40,000,000
Issue Price: 100%
Trade Date: January 8, 2007
Original Issue Date: January 11, 2007
Stated Maturity Date: March 11, 2008

Interest Rate: 5.185% per annum
Interest Payment Dates: July 11, 2007, January 11, 2008 and at Maturity

Net Proceeds to Issuer: $39,996,000
Agent's Discount or Commission: 0.01%
Agent: ABN AMRO Incorporated
Agent's Capacity:
	[ ] Agent
	[X] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:




Original Issue Discount:	 No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $2,000 and $2,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated April 12, 2006 and an Appointment Agreement Confirmation dated January 8, 2007 (collectively, the "Agreement") between TMCC and ABN AMRO Incorporated ("ABN AMRO"), ABN AMRO, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. ABN AMRO may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.
	Under the terms and conditions of the Agreement, ABN AMRO is committed to take and pay for all of the Notes offered hereby if any are taken.